EXHIBIT 10.1

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (this "Agreement") dated September 29, 2010 is made as the effective date of February 10, 2010 by and between Vycor Medical, Inc., a Delaware corporation (the "Company") and Fountainhead Capital Management Limited, an entity registered in Jersey ("FCM") (each a "Party" and collectively referred to hereafter as the "Parties").

W I T N E S S E T H:

      WHEREAS, the Company is an early-stage business with limited resources to pursue its business plan and strategy.

      WHEREAS, FCM has substantial experience in corporate strategic and financial advice and has substantial expertise and contacts which are of value to the Company in carrying out its business plan;

      WHEREAS, to facilitate the pursuit of the goals stated in its business plan, the Company desires to engage FCM to provide the services specified in this Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree in good faith as follows:

      1.       Services. The services which FCM shall provide under this Agreement, shall include the following:

          (a)    FCM will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company solely for the purpose of assisting in developing an overall strategic plan;

          (b)    At the request of the Company's management, FCM will provide strategic advisory services relative to the achievement of the Company's business plan;

          (c)    FCM will assist the Company on the preparation of budgets and strategic plans and assist in the analysis of proposed contractual and other transactions;

          (d)    FCM will assist in the identification and qualifying of potential investors including institutional funds which might have an interest in evaluating participation in financing transactions with the Company;

          (e)    At the request of the Company's management, FCM will provide advisory services related to corporate governance and matters related to the maintenance of the Company's status as a publicly-reporting company, and will assist the Company in satisfying various corporate compliance matters;

          (f)    At the request of the Company's management, FCM will assist the Company in negotiation strategies with Company creditors; and

For the avoidance of doubt, under this Consulting Agreement FCM will not have the authority to bind the Company. All of the services provide by FCM shall be performed outside of the United States and FCM will not have any specific duties or roll as an officer or Director of the Company. Any services provided by individuals which may be related to FCM will be performed on an individual basis and not on behalf of FCM and shall be compensated, if any, separately from this Agreement.

FCM is not a licensed broker-dealer. Under no circumstances will FCM engage in any activities which would require licensure as a broker-dealer or otherwise.

      2.       Term and Termination. The term of this engagement shall be for a period of two (2) years commencing with the date of this Agreement and may be extended upon the mutual written agreement of the Parties. Vycor has the right to terminate this agreement one (1) year commencing with the date of this Agreement if the Funding (as defined below) has not occurred by that date.

      3.       Consideration. In consideration for FCM providing the services set forth in Section 1 above, the Company will pay to FCM.

          (a)    Signing Warrants. Upon the signing of this agreement, the Company shall issue to FCM warrants to purchase 39,063,670 shares of the Company's Common Stock, at a price of $0.0125 per share.

          (b)    Success Warrants. Should new funding totaling $3 million in aggregate in Common Stock of Vycor or in securities convertible into Common Stock of Vycor at a price of no less than $0.0125 per share of Common Stock be closed during the term of this agreement (the "Funding"), then the Company shall issue to FCM additional warrants to purchase 39,063,670 shares of the Company's Common Stock, at a price of $0.0125 per share.

         (c)    Monthly Retainer. Commencing February 10, 2010 the Company shall pay to FCM a retainer of $8,500. This monthly retainer shall be accrued and paid out to FCM at the option of FCM as follows: (i) in Vycor stock at any time at $0.0125 per share; or (ii) in cash following the closing of a fundraising of $1.5 million or on the sale of the Company

         (d)    Out of Pocket Expenses. Commencing February 10, 2010 the Company shall reimburse FCM for all reasonable out-of-pocket expenses directly incurred in the provision of the services set forth in Section 1 above, to include expenses incurred during FCM's visit to Vycor commencing January 24, 2010. This reimbursement shall be accrued and paid out to FCM at the option of FCM as follows:

(i) in Vycor stock at any time at $0.0125 per share; or (ii) in cash following the closing of a fundraising of $1.5 million or on the sale of the Company

      4.       Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	Copy to:

Vycor Medical, Inc. 80 Orville Dr. Suite 100 Bohemia, NY 11716	Law Offices of Robert Diener 122 Ocean Park Boulevard Suite 307 Santa Monica, California 90405

Attention: Robert Diener

If to the FCM:

Fountainhead Capital Management Limited Portman House Hue Street, St. Helier Jersey JE4 5RP

Attention: Richard Breeze

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

      5.    Miscellaneous.

         (a)    Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

         (b)    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

         (c)    Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

         (d)    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (e)    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York. The Parties hereby consent to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan and the United States District Court for the Southern District of New York for all disputes arising under this Agreement.

         (f)    Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time during the term of this Agreement prior to the termination of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (g)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

         (h)    Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         (i)    Remedies. FCM shall be entitled to enforce its rights under this Agreement specifically to recover damages by reason of any breach of any provision or term of this Agreement and to exercise all other rights existing in its favor. In the event of any dispute under this Agreement, the prevailing party shall be entitled to recover its costs incurred in connection with the resolution thereof, including reasonable attorneys fees.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date first written above.

Vycor Medical, Inc.

By:      /s/ Kenneth T. Coviello
Name:   Kenneth T. Coviello
Title:     President

Fountainhead Capital Management Limited

By:      /s/ Eileen O'Shea
Name:   Eileen O'Shea
Title:     Director

By:      /s/ Carole Dodge
Name:   Carole Dodge
Title:     Director